UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 2, 2004

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its chapter)

Minnesota (State or other jurisdiction of incorporation)	0-8672 (Commission File Number)	41-1276891 (IRS Employer Identification No.)

One Lillehei Plaza, St. Paul, MN (Address of principal executive offices)	55117 (Zip Code)

Registrant's telephone number, including area code (651) 483-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On September 2, 2004, the United States Court of Appeals for the Eighth Circuit issued an order granting St. Jude Medical, Inc.’s Petition under Federal Rule of Civil Procedure 23(f) for Permission to Appeal a Class Certification Order.

In the Petition, St. Jude Medical sought permission to appeal from the July 15, 2004 class certification order of United States District Judge John R. Tunheim in the multi-district Silzone® heart valve litigation.  The order had certified a nationwide class action for personal injury and medical monitoring claims under Minnesota’s consumer protection statutes.  Judge Tunheim also certified a medical monitoring class based on specific states’ tort laws.

In granting the Petition, the Eighth Circuit agreed to allow St. Jude Medical to appeal from the July 15, 2004 order, but did not decide whether the classes were properly certified.  The Eighth Circuit will address that issue at a later date and after further briefing.  It may be eight to twelve months before the Eighth Circuit issues a decision on this matter.  St. Jude Medical’s position is that proceeding with a class action is not appropriate under existing law.

In a separate ruling on September 2, 2004, the Eighth Circuit issued an order denying St. Jude Medical’s request that the appellate court review a decision by Judge Tunheim which held that the plaintiff’s claims were not preempted by the U.S. Food and Drug Act.  The Eighth Circuit’s decision does not substantively address or disagree with St. Jude Medical’s grounds for appeal of the preemption ruling, but rather merely determined that an appeal of the preemption ruling was not possible at this time.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 3rd day of September, 2004.

ST. JUDE MEDICAL, INC.

By: /s/ Kevin T. O’Malley

Kevin T. O’Malley

Vice President and

General Counsel